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                                                                      Exhibit 99

     Industries International Inc. and Its Wholly-Owned Subsidiary Broad Faith Limited Expect 2002 Audited Financial Results to Show Significant Growth Over
                                      2001


Shenzhen, China -- Mar 21, 2003 -- Industries International Inc. (OTCBB: INDI) and its wholly-owned subsidiary Broad Faith Limited recorded net income of approximately U.S. $2.9 million for fiscal year 2002, an increase of 45% over that of 2001. INDI acquired all of the outstanding shares of Broad Faith in a share exchange transaction on February 10, 2003 and expects to file the required audited financial statements of Broad Faith within the period prescribed by the U.S. Securities and Exchange Commission ("SEC").

Mr. Weijiang Yu, President of INDI, said, "Sales in the second half of 2002 were extremely satisfactory and we believe our 2002 revenues were approximately U.S. $33 million and our 2001 revenues were approximately U.S. $30 million. Furthermore, we believe our 2002 net income after tax and minority interests to be approximately U.S. $2.9 million and our 2001 net income after tax and minority interests to be approximately U.S. $1.98 million. The improved results in 2002 come from our efforts in expanding our market share with our well-established WONDIAL brand name and our continuous launch of different series of products to meet our customers' needs".

ABOUT  INDI

INDI's wholly-owned subsidiary Broad Faith Limited is a leading China-based company engaged in, through its subsidiaries, the research, development, production and distribution throughout China of communications terminal products such as corded and cordless telephones and their core components like printed circuit boards (PCB) and design and radio frequency modules. The Company ranks among the top 3 companies in the Chinese cordless telephone market and possesses the well-established brand name "WONDIAL". INDI, through Broad Faith and its subsidiaries, distributes its products through a network of over 5,100 points of sale in more than 200 cities and 28 provinces in China.

Safe Harbor Statement: These statements are based on assumptions that the management of Industries International Inc. believes are reasonable based on currently available information, and include statements regarding the intent, belief or current expectations of Industries International Inc. and its management. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance, and are subject to a wide range of business risks, external factors and uncertainties. Actual results may differ materially from such forward-looking statements. Industries International Inc. does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results (express or implied) will not be realized.

Source:     Industries  International  Inc.

Contact:    Mr.  Sonny  Hung
            Stanford  Capital  International  Limited
            Tel:  (852)  2598  0281
            Email:  sonny@stock-update.com
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